Exhibit (e)(8)

EXECUTION COPY

FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

     This First Amendment, dated as of January 21, 2007 (this “Amendment”) to the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 15, 2007, among CGEA Holdings, Inc., a Delaware corporation (“Parent”), CGEA Investor, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”) and ElkCorp, a Delaware corporation (the “Company”), is entered into by the parties to the Merger Agreement. Capitalized terms used but not defined herein shall have the respective meanings specified in the Merger Agreement.

     WHEREAS, Parent, Merger Sub and the Company have entered into the Merger Agreement.

     WHEREAS, pursuant to Section 8.11 of the Merger Agreement, Parent, Merger Sub and the Company desire to amend the Merger Agreement as provided in this Amendment.

     WHEREAS, Parent desires to increase the Per Share Amount in the Offer.

     WHEREAS, the boards of directors of Parent, Merger Sub and the Company have deemed this Amendment advisable and in the best interests of their respective companies.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

     1.      Per Share Amount Increase. The second Recital to the Merger Agreement shall be amended by replacing the phrase “$40.50 per Share” with “$42.00 per Share”.

     2.      Annexes and Schedules. The Equity Commitment Letter and the Debt Commitment Letter attached as Annex I to the Merger Agreement are hereby replaced and superseded in all respects by the Second Amended and Restated Equity Commitment Letter and the Second Amended and Restated Debt Commitment Letter attached hereto as Annex I and such letters, respectively, shall be deemed to be the “Equity Commitment Letter” and the “Debt Commitment Letter” referred to in the Merger Agreement as amended by this Amendment. One item in the Company Disclosure Schedule is clarified in the form shared between the parties on the date hereof.

     3.      Ratification. Except as otherwise provided herein, all of the terms, covenants and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms. After the date hereof, all references to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment.

     4.      Miscellaneous. Sections 8.4 and 8.6 of the Merger Agreement shall apply to this Amendment mutatis mutandi. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument and shall bind and inure to the benefit of the parties and their respective successors and assigns.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

CGEA HOLDINGS, INC.

By: /s/ Glenn A. Youngkin
Name: Glenn A. Youngkin
Title: President

CGEA INVESTOR, INC.

By: /s/ Glenn A. Youngkin
Name: Glenn A. Youngkin
Title: President

ELKCORP

By: /s/ Thomas Karol
Name: Thomas Karol
Title: Chief Executive Officer